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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

        We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-4) and related Prospectus of Forestar Group Inc. for the proposed plan of merger among D.R. Horton, Inc., Force Merger Sub, Inc., and Forestar Group Inc., and to the incorporation by reference therein of our reports dated March 3, 2017, with respect to the consolidated financial statements and schedule of Forestar Group Inc., and the effectiveness of internal control over financial reporting of Forestar Group Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2016, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Austin, Texas
August 22, 2017

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  Exhibit 23.1
Consent of Independent Registered Public Accounting Firm